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                                                                       EXHIBIT 2


                                                                  EXECUTION COPY

                             STOCKHOLDER'S AGREEMENT

         STOCKHOLDER'S AGREEMENT, dated as of October 18, 2002 (the "Agreement"), among Progress Software Corporation, a Massachusetts corporation ("Parent"), Chopin Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Subsidiary"), and the Stockholder of eXcelon Corporation, a Delaware corporation (the "Company"), whose name appears on
Schedule I hereto (the "Stockholder").

                                    RECITALS

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, (i) an option for the Merger Sub to commence a tender offer (the "Offer") for all of the issued and outstanding shares of common stock, par value $.001 per share, of the Company (the "Company Common Stock"), and (ii) the merger of Merger Sub with and into the Company (the "Merger");

         WHEREAS, as of the date hereof, the Stockholder owns (beneficially (as determined herein pursuant to Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")) and/or of record) and has voting and investment power with respect to the number of shares of Company Common Stock set forth opposite the Stockholder's name on Schedule I hereto (all such shares so owned and which may hereafter be acquired by the Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, but excluding any shares issuable pursuant to any option exercise unless and until such shares are actually issued, being referred to herein as the Stockholder's "Shares");

         WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholder enter into this Agreement; and

         WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder is willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Stockholder hereby agree as follows:

                                   ARTICLE 1

                        TRANSFER AND VOTING OF SHARES AND
                       OTHER COVENANTS OF THE STOCKHOLDER

         1.01 Voting of Shares. From the date hereof until the earliest to occur of (x) termination of this Agreement pursuant to Section 6.01 hereof, (y) the expiration of the Stock Option (as defined below) with respect to the Stockholder's Shares and (z) the closing of any exercise of such Stock Option (the "Term"), at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Stockholder shall vote the Stockholder's Shares (i) in favor of the adoption of the Merger Agreement, (ii) against any
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Acquisition Proposal (as defined in the Merger Agreement) and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, any other material change in the Company's corporate structure or business or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement that is considered at any such meeting of stockholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Merger Sub or its nominees to vote such Shares directly; provided, however, that Stockholder shall not be required to vote for any action that would decrease the consideration to be received by the stockholders of the Company in respect of their Shares in the Merger.

         1.02 No Inconsistent Arrangements. Except as contemplated by this Agreement and the Merger Agreement, the Stockholder shall not during the Term
(i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Stockholder's Shares or any interest therein, or create or permit to exist any Encumbrance (as defined below) on such Shares,
(ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein,
(iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of the Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement; provided, however, that nothing contained herein shall prohibit any sale, transfer or assignment of Shares by a Stockholder to members of such Stockholder's family, a family trust of such Stockholder or a charitable institution if the transferee of such Shares agrees in writing to be bound by the terms hereof and notice of such sale, transfer or assignment, including the name and address of the purchaser, transferee or assignee, is delivered to Merger Sub.

         1.03 Proxy/Power of Attorney. The Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of the Stockholder's Shares and constitutes and appoints Merger Sub and Parent, or any nominee of Merger Sub and Parent, with full power of substitution and resubstitution, at any time during the Term, as the Stockholder's true and lawful attorney and proxy (the Stockholder's "Proxy"), for and in the Stockholder's name, place and stead, to vote each of such Shares as the Stockholder's Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, at which any proposal described in Section 1.01 is considered, including the right to sign the Stockholder's name (as stockholder) to any consent, certificate or other document in lieu of any such meeting that Delaware law may permit or require.

         THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

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         1.04 Waiver of Appraisal Rights. The Stockholder hereby waives any rights of appraisal in connection with the Merger.

         1.05 Stop Transfer. The Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Article 3 hereof).

         1.06 No Solicitation. During the Term, the Stockholder shall not, and the Stockholder shall cause the Stockholder's officers, directors, employees, agents or representatives (collectively, the "Representatives") not to, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal or any inquiry with respect thereto, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, an Acquisition Proposal or (iii) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to an Acquisition Proposal. Upon execution of this Agreement, the Stockholder shall, and the Stockholder shall cause the Stockholder's Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         To the same extent required by the Company pursuant to, and subject to the same conditions contained in, the Merger Agreement, the Stockholder shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Stockholder of any Acquisition Proposal, any indication that any third party is considering making an Acquisition Proposal or any request for non-public information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its subsidiaries by any third party that, to such Stockholder's knowledge, may be considering making, or has made, an Acquisition Proposal. To the same extent required by the Company pursuant to, and subject to the same conditions contained in, the Merger Agreement, the Stockholder shall provide such notice orally and in writing and shall identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Notwithstanding any provision of this Section 1.06 to the contrary, if the Stockholder or any of the Stockholder's Representatives is a member of the Company's Board of Directors or an officer of the Company, such member of the Company's Board of Directors or officer may take actions in such capacity to the extent permitted by Section 4. 2 of the Merger Agreement.

         1.07 Stockholder Capacity; Fiduciary Duties. No Stockholder executing this Agreement who is or becomes during the term hereof a director or officer of the Company or any subsidiary of the Company makes any agreement or understanding herein or is obligated hereunder in his or her capacity as such director or officer. The Stockholder signs solely in such Stockholder's capacity as the record holder and beneficial owner (as further set forth on Schedule I hereto) of the Stockholder's Shares. Nothing in this Agreement shall be construed to prohibit a Stockholder who is a member of the Board of Directors of the Company or any subsidiary of the Company or officer of the Company or any subsidiary of the Company from taking any action or inaction solely in such capacity or from taking any action or inaction with respect to any Acquisition Proposal or

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otherwise, as a member of, or at the direction of, the Board of Directors of the
Company to the extent permitted by the Merger Agreement.

                                   ARTICLE 2

                                TENDER OF SHARES

         2.01 Tender. The Stockholder shall validly tender (or cause the record owner of such shares to validly tender) the Stockholder's Shares pursuant to and in accordance with the terms of the Offer, as long as the Offer is made in accordance with the Merger Agreement, not later than the fifth business day after commencement of the Offer pursuant to Section 5.2 of the Merger Agreement and Rule 14d-2 under the Exchange Act, and not thereafter withdraw such tender during the Term. The Stockholder hereby acknowledges and agrees that Parent's and Merger Sub's obligation to accept for payment and pay for the Stockholder's Shares in the Offer is subject to the terms and conditions of the Offer. For all the Stockholder's Shares validly tendered in the Offer and not withdrawn, the Stockholder will be entitled to receive the highest price paid by Merger Sub pursuant to the Offer. Nothing in this Agreement shall obligate any Stockholder to exercise any option, warrant or other right to purchase shares of capital stock of the Company.

         2.02 Certain Warranties. Without limiting the generality or effect of any other term or condition of the Offer, the transfer by the Stockholder of the Shares to Merger Sub in the Offer shall pass to and unconditionally vest in Merger Sub good and valid title to the Shares, free and clear of all Encumbrances whatsoever other than restrictions under applicable securities laws.

         2.03 Disclosure. The Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in the Offer Documents (as defined in the Merger Agreement) and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (as defined in the Merger Agreement) (including all documents and schedules filed with the Securities and Exchange Commission), the Stockholder's identity and ownership of Shares and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement.

                                   ARTICLE 3

                                     OPTION

         3.01 Option Shares.

              (a) In order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder hereby grants to Parent or Merger Sub, as Parent may designate (the "Optionee"), an irrevocable option (each such option, a "Stock Option") to purchase all, but not in any part or less than all, of the Stockholder's Shares (in such context, the "Option Shares") at a purchase price per share equal to $3.19 (the "Exercise Price"), subject to the terms and conditions set forth herein.

              (b) The Stock Option may be exercised by the Optionee in whole or from time to time in part, at any time following the occurrence of a Triggering Event (as defined below) and prior to the termination of the Stock Option in accordance with Section 6.01. In the event the Optionee wishes to exercise the Stock Option, the Optionee shall send an irrevocable written notice

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to the Stockholder (the "Stock Exercise Notice") specifying the total number of
Option Shares the Optionee wishes to purchase and a date (not later than 10 business days and not earlier than three business days from the date such notice is given; provided, however, that if Rule 14e-5 under the Exchange Act is applicable at the time of exercise of the Stock Option, the period in this clause shall not begin before the expiration or termination of the tender offer and shall extend for 10 business days after the expiration or termination of the tender offer) for the closing of such purchase (the "Closing Date"). In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other similar change in the corporate or capital structure of the Company, the number of Option Shares subject to the Stock Option and the Exercise Price per Option Share shall be proportionally adjusted.

              (c) The Optionee's right to exercise the Stock Option is subject to the following conditions:

                  (i) neither Parent nor Merger Sub shall have breached any of its obligations under the Merger Agreement such that the breach was the primary cause or resulted in the failure of the Offer or Merger to be consummated;

                  (ii) no preliminary or permanent injunction or other order issued by any federal, state or foreign court of competent jurisdiction invalidating the grant or prohibiting the exercise of the Stock Option or the delivery of the Option Shares shall be in effect;

                  (iii) all applicable waiting periods under any applicable foreign antitrust law or regulation shall have expired or been terminated; and

                  (iv) a Triggering Event shall have occurred.

A "Triggering Event" shall be deemed to have occurred if the Merger Agreement shall have been terminated (x) pursuant to Section 7.1(d), 7.1(e), 7.1(f) or 7.1(g) thereof or, (y) by the Company, if an Acquisition Proposal has been made, pursuant to Section 7.1(b) thereof.

              (d) The Optionee's obligation to purchase the Option Shares following the exercise of the Stock Option, and the Stockholder's obligation to deliver the Option Shares, are subject to the conditions that:

                  (i) no preliminary or permanent injunction or other order issued by any foreign, federal or state court of competent jurisdiction prohibiting the delivery of the Option Shares shall be in effect;

                  (ii) the purchase of the Option Shares will not violate any material law, rule or regulation; and

                  (iii) all applicable waiting periods under and any applicable foreign antitrust law or regulation shall have expired or been terminated.

              (e) At any Closing Date, the Stockholder will deliver to the Optionee a certificate or certificates for any shares that are certificated representing the Option Shares in the

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denominations designated by the Optionee in its Stock Exercise Notice, and the
Optionee will purchase the Option Shares from the Stockholder at a price per Option Share equal to the Exercise Price, payable in cash. Payment made by the Optionee to the Stockholder pursuant to this Agreement shall be made by wire transfer of federal funds to a bank designated by the Stockholder. After payment of the Exercise Price for the Option Shares covered by the Stock Exercise Notice, the Stock Option shall be deemed exercised to the extent of the Option Shares specified in the Stock Exercise Notice as of the date such Stock Exercise Notice is given to the Stockholder. Upon the delivery of certificates as described herein, good and valid title to the Option Shares shall pass to and unconditionally vest in the Optionee, free and clear of all Encumbrances whatsoever, other than restrictions imposed by securities laws.

              (f) Any closing hereunder shall take place on the Closing Date specified by the Optionee in its Stock Exercise Notice or the first business day thereafter on which all of the conditions in Section 3.01(c) and (d) are met, at the principal executive office of the Company, or at such other time and place as the parties hereto may agree.

              (g) Notwithstanding anything in this Agreement to the contrary, in the event that Parent exercises the Option in whole or in part and the Company thereafter consummates an Acquisition Proposal within twelve months of the exercise of the Option (a "Subsequent Transaction"), Parent shall pay the Stockholder an amount equal to 50% of the difference between the Exercise Price paid by Parent to the Stockholder and the aggregate amount received by Parent in the Subsequent Transaction for any or all of the Shares. The form of such additional consideration shall be, at the discretion of Parent, cash or the form of consideration received by Parent in the Subsequent Transaction.

                                   ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

         The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

         4.01 Due Authorization, etc. The Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Merger Sub and Parent as the Stockholder's Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Merger Sub and Parent as the Stockholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by or on behalf of the Stockholder and constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the Equitable Exceptions (as defined in the Merger Agreement). There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

         4.02 No Conflicts; Required Filings and Consents.

              (a) The execution and delivery of this Agreement by the Stockholder does not, and, subject to compliance with applicable antitrust and securities laws, the performance of this

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Agreement by the Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust of which the Stockholder is trustee, (ii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of the Stockholder's properties are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on the Stockholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would not prevent or delay the performance by the Stockholder of the Stockholder's obligations under this Agreement.

              (b) Subject to compliance with applicable antitrust and securities laws, the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not, require the Stockholder to obtain any consent, approval, authorization or permit of, or filing by the Stockholder with or notification by the Stockholder to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of the Stockholder's obligations under this Agreement.

         4.03 Title to Shares. The Stockholder is the sole record and beneficial owner of the Stockholder's Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement.

         4.04 No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder. The Stockholder, on behalf of itself and the Stockholder's affiliates, hereby acknowledges that the Stockholder is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                   ARTICLE 5

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

         Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Stockholder as follows:

         5.01 Due Organization, Authorization, etc. Merger Sub and Parent are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation. Merger


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Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Merger Sub and Parent have been duly authorized by all necessary corporate action on the part of Merger Sub and Parent, respectively. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against Merger Sub and Parent in accordance with its terms. The execution, delivery and performance of this Agreement by Merger Sub and Parent will not constitute a violation of, conflict with or result in a default under, (i) any judgment, decree or order naming Merger Sub or Parent or, (ii) any law, regulation of any governmental body applicable to Parent or Merger Sub. The execution and delivery of this Agreement by Merger Sub and Parent does not, and the performance of this Agreement by Merger Sub and Parent will not, require Merger Sub or Parent to obtain any consent, approval, authorization or permit of, or filing by Merger Sub or Parent with or notification by Merger Sub or Parent to, any governmental or regulatory authority, domestic or foreign, except (i) compliance with the applicable requirements under the Exchange Act, (ii) compliance with the HSR Act, if applicable and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Merger Sub or Parent of Merger Sub's and Parent's respective obligations under this Agreement.

         5.02 Investment Intent. The Optionee is acquiring each Stock Option and, if and when it exercises such Stock Option, will be acquiring the Option Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act of 1933, as amended.

                                   ARTICLE 6

                                  MISCELLANEOUS

         6.01 Termination. This Agreement shall automatically terminate and be of no further force and effect upon the earliest of (i) the consummation of the purchase of all of the Shares pursuant to the Offer, (ii) the termination of the Merger Agreement, (iii) the written mutual consent of the Purchaser and the Stockholder, and (iv) the Effective Time (as defined in the Merger Agreement); provided, however, that in the event this Agreement terminates pursuant to clause (ii) above as a result of a Triggering Event, the provisions of Article 3 above shall survive for 90 days following such termination. Except as provided in the preceding sentence, in the event of the termination of this Agreement pursuant to this Section 6.01, this Agreement will become null and void and of no effect with no liability on the part of any party hereto and all proxies granted hereby will be automatically revoked; provided, however, that no such termination will relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

         6.02 Further Assurance. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

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         6.03 Certain Events. The Stockholder agrees that this Agreement and the
Stockholder's obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

         6.04 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

         6.05 Notice. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above addressed as follows:

         (a) If to Parent or Merger Sub:

             Progress Software Corporation
             14 Oak Park
             Bedford, MA 01730
             Telecopier: (781) 280-4304
             Attention: Joseph W. Alsop, Chief Executive Officer
             E-Mail: jwa@progress.com

             With copies to:

             Progress Software Corporation
             14 Oak Park
             Bedford, MA 01730
             Telecopier: (781) 280-4035
             Attention: James D. Freedman, Vice President and General Counsel E-Mail: freedman@progress.com

             and

             Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
             One Financial Center
             Boston, Massachusetts  02111
             Telecopier: (617) 542-2211
             Attention: Stanford N. Goldman, Jr., Esq.
             E-Mail:  fngoldman@mintz.com

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              (b) If to the Stockholder, at the address set forth below the
Stockholder's name on Schedule I hereto.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next Business Day after the date when sent (c) in the case of facsimile transmission or telecopier or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the third Business Day following the date on which the piece of mail containing such communication was posted. For purposes of this Agreement, "Business Day" shall mean any day on which banks are permitted to be open in New York, New York.

         6.06 Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

         6.07 Headings. The headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         6.08 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         6.09 Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns.

         6.10 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Subsidiary (as defined in the Merger Agreement) of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder.

         6.11 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

         6.12 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

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         6.13 Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         6.14 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         6.15 Parent Guarantee. Parent hereby guarantees the due and punctual payment and performance of any and all obligations and liabilities of Merger Sub under or arising out of this Agreement and the transactions contemplated hereby.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be executed as of the date first written above.

                                       PROGRESS SOFTWARE CORPORATION

                                       By:  /s/ Joseph W. Alsop
                                          -------------------------------------
                                       Name:  Joseph W. Alsop
                                       Title:  Chief Executive Officer

                                       CHOPIN MERGER SUB, INC.

                                       By:  /s/ Joseph W. Alsop
                                          -------------------------------------
                                       Name:  Joseph W. Alsop
                                       Title:  President

                                       STOCKHOLDER

                                       /s/ Joseph M. Bellini
                                          -------------------------------------
                                       Name:  Joseph M. Bellini

                                   Schedule I

                                                                           Options or Other Rights
               Name and                  Shares of Outstanding               to Acquire Shares
        Address of Stockholder               Common Stock                      of Common Stock
        ----------------------           ---------------------              ----------------------

Joseph M. Bellini                           61,118                              345,522

               SCHEDULE OF OTHER DIRECTORS OF EXCELON CORPORATION
                  SIGNING THIS FORM OF STOCKHOLDER'S AGREEMENT

                                                                           Options or Other Rights
               Name and                  Shares of Outstanding               to Acquire Shares
        Address of Stockholder               Common Stock                      of Common Stock
        ----------------------           ---------------------              ----------------------

Robert M. Agate                             6,360                               4,480

Gerald B. Bay                              33,262                               7,313

Joseph L. Badaracco, Jr.                       79                               6,726

Robert N. Goldman                         125,000                             181,250

Jeffrey Horing                                  0                               1,875